Exhibit 10.1
SUNTRUST BANKS, INC. ANNUAL INCENTIVE PLAN
Amended and Restated January 1, 2014
Section 1.       Name and Purpose
The name of this Plan is the SunTrust Banks, Inc. Annual Incentive Plan. The purpose of the Plan is to promote the interests of the Corporation and its stockholders through the granting of Awards to select employees of the Corporation and its Subsidiaries in order to motivate and retain superior employees who contribute in a significant manner to the actual financial performance of the Corporation as measured against pre-established financial and other goals.
Section 2.       Plan History, Term and Amendment
The Plan was established as the Management Incentive Plan (MIP) and was originally approved by the Corporation’s shareholders in 1995. The MIP was amended and reapproved by the Corporation’s shareholders in 2000, 2005 and 2010. Effective January 1, 2012, the MIP was amended to change the name to the Annual Incentive Plan (AIP) and to add “clawback” provisions permitting the Corporation to recover certain amounts previously awarded or paid under the Plan. The AIP is hereby amended and restated to revise the material terms of the performance goals subject to approval by the Corporation’s shareholders at the annual meeting of shareholders in 2014. The Plan shall continue for an indefinite term until terminated by the Board; provided, however, that the Corporation and the Committee after such termination shall continue to have full administrative power to take any and all action contemplated by the Plan which is necessary or desirable and to make payment of any Awards earned by Participants during any then unexpired Plan Year. The Board or the Committee may amend the Plan in any respect from time to time.
Section 3.       Definitions and Construction
A.   As used in this Plan, the following terms shall have the meanings indicated, unless the context clearly requires another meaning:
1.         “Award” means the right to receive a cash payment which represents a percentage of a Participant’s Base Wages determined by the Committee in accordance with Section 5 hereof in the event the Corporation, Subsidiary, Business Unit or individual achieves the Financial Goals or other goals established pursuant to Section 5.
2.         “Base Wages” means the base salary paid to a Participant by the Corporation or a Subsidiary during a Plan Year, excluding bonuses, overtime, commissions and other extra compensation, reimbursed expenses and contributions made by the Corporation or a Subsidiary to this or any other employee benefit plan maintained by the Corporation or a Subsidiary.
3.         “Board” means the Board of Directors of the Corporation.
4.         “Business Unit” means a division or other business unit of the Corporation or a Subsidiary designated as a distinct entity for the purpose of setting goals and measuring performance.
5.         “Code” means the Internal Revenue Code of 1986, as amended.
6.         “Committee” means the Compensation Committee of the Board or any other Committee of the Board to which the responsibility to administer this Plan is delegated by the Board; such Committee shall consist of at least two members of the Board, who shall not be eligible to receive an Award under the Plan and each of whom shall be a “disinterested” person within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934 and shall be or be treated as an “outside director” for purposes of Code section 162(m).

7.         “Corporation” means SunTrust Banks, Inc. and any successor.
8.         “Covered Employee” means for each calendar year the Chief Executive Officer of the Corporation and the other most highly compensated executive officers, as defined under Code section 162(m)(3), whose compensation would be reportable on the “summary compensation table” under the Securities and Exchange Commission’s executive compensation disclosure rules, as set forth in Item 402 of Regulation S-K, 17 C.F.R. 229.402, under the Securities Exchange Act of 1934, if the report was prepared as of the last day of such calendar year.
9.         “Change in Control” means a change in control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934), is or becomes the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Corporation or any successor of the Corporation; (ii) during any period of two (2) consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of such Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) there is a consummation of any reorganization, merger, consolidation or share exchange as a result of which the common stock of the Corporation shall be changed, converted or exchanged into or for securities of another corporation (other than a merger with a wholly-owned subsidiary of the Corporation) or any dissolution or liquidation of the Corporation or any sale or the disposition of 50% or more of the assets or business of the Corporation; or (iv) there is a consummation of any reorganization, merger, consolidation or share exchange unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the Corporation immediately before the consummation of such transaction beneficially own more than 65% of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in Section 3A.9(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of the Corporation’s common stock immediately before the consummation of such transaction, provided (C) the percentage described in Section 3A.9(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in Section 3A.9(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Corporation by the persons described in Section 3A.9(iv)(A) immediately before the consummation of such transaction.
10.         “Employment” means continuous employment with the Corporation or a Subsidiary from the beginning to the end of each Plan Year, which continuous employment shall not be considered to be interrupted by transfers between the Corporation and a Subsidiary or between Subsidiaries.
11.         “Final Value” means the value of an Award determined in accordance with Sections 5 and 6 as the basis for payments to Participants at the end of a Plan Year.
12.         “Financial Goals” means the financial objectives set by the Committee for each Plan Year pursuant to Section 5 from one or any combination of the following: (i)  return over capital costs; (ii)  total earnings; (iii)  consolidated earnings; (iv) earnings per share ; (v) net earnings; (vi)  earnings before interest expense, taxes, depreciation, amortization and other non-cash items; (vii) earnings before interest and taxes; (viii)  consolidated net income ix) the market capitalization of SunTrust stock; (x) stock price; (xi)  return on assets; (xii)  total shareholder return (xiii)  expenses or the reduction of expenses; (xiv) revenue growth; (xv) efficiency ratios; (xvi)  economic value added; )   ;   (xvii) return on equity; (xviii) return on tangible equity; (xix) cash return on equity; (xx) cash return on tangible equity; (xxi) net income available to common shareholders; (xxxii) book value per share; (xxiii) pre-tax income or growth; (xxiv) operating earnings per share of stock or growth (excluding one-time, non-core items); (xxvii) cash earnings per share of stock or growth; (xxvi) cash operating earnings per share of stock or growth (excluding one-time, non-core items); (xxvii) cash return on assets; (xxviii) operating leverage; (xxix) net interest margin; (xxx) Tier 1 capital; (xxxi) risk-adjusted net interest margin; (xxxii) total risk-based capital ratio; (xxxiii) tangible equity and tangible assets; (xxxiv) tangible common equity and tangible assets; (xxxv) tangible book value per share; (xxxvi) loan balances or growth; (xxxvii) deposit balances or growth; (xxxviii) low cost deposit balances or growth; (xxxix) common equity Tier 1; (xl) value at risk; (xli) market value of equity; (xlii) price to earnings ratio; (xliii) loan to deposit ratio; (xliv) net charge-off ratio; (xlv) allowance for loan losses to total loans ratio; (xlvi) allowance to nonperforming loan ratio; (xlvii) delinquent loans to total loans ratio; (xlviii) leverage ratio; (xlix) liquidity coverage ratio; (l) dividend payout ratio; (li) credit ratings; (lii) net interest income sensitivity; (liii) pre-provision net revenue; (liv) return on tangible common equity; (lv) any financial metric required to be reported under Basel III, including but not limited to common equity Tier 1 and risk-weighted assets; (lvi) growth or change in any of the foregoing over a specified period of time, (lvii) any measure or ratio calculated using any combination of the foregoing, (lviii) any of the foregoing, as applied to SunTrust and its consolidated subsidiaries, to any accounting segment, line of business or function of SunTrust, or to any specified SunTrust subsidiaries, or (lix) with respect to participants other than Covered Employees, such other financial performance measures deemed appropriate by the Committee.
13.         “Participant” means a select employee of the Corporation and/or its Subsidiaries who is selected by the Committee or the Committee’s delegate to participate in the Plan based upon the employee’s substantial contributions to the future growth and future profitability of the Corporation and/or its Subsidiaries.

14.         “Plan” means the SunTrust Banks, Inc. Annual Incentive Plan as amended and restated in this document and all subsequent amendments.
15.         “Plan Year” means a single calendar year period as set by the Committee which commences on the first day of such period.
16.         “Proportionate Final Value” means the product of a fraction, the numerator of which is the actual number of days in a Plan Year that an employee was employed by the Corporation or a Subsidiary and the denominator of which is the total number of days in that Plan Year, multiplied by the Final Value of an Award. Alternatively, the Committee may, in its discretion and on a consistent basis for all similarly situated Participants, determine the Proportionate Final Value of an Award as the product of the “specified percent,” if any, determined in accordance with Sections 5 and 6 as the basis for the payment to a Participant at the end of the Plan Year to which the Award relates, multiplied by the Base Wages actually paid to the Participant in such Plan Year.
17.         “Subsidiary” means any bank, corporation or entity which the Corporation controls either directly or indirectly through ownership of fifty percent (50%) or more of the total combined voting power of all classes of stock of such bank, corporation or entity, except for such direct or indirect ownership by the Corporation while the Corporation or a Subsidiary is acting in a fiduciary capacity with respect to any trust, probate estate, conservatorship, guardianship or agency.
18.         “Termination Value” means the value of an Award as determined by the Committee, in its absolute discretion, upon the early termination of a Plan Year, which value shall be the basis for the payment of an Award to a Participant, in accordance with Section 8A or 8B of the Plan based on the Participant’s Employment prior to the early termination of such Plan Year.
B.   In the construction of the Plan, the masculine shall include the feminine and the singular shall include the plural in all instances in which such meanings are appropriate. The Plan and all agreements executed pursuant to the Plan shall be governed by the laws of Georgia (excluding its choice-of-law rules).
Section 4.       Committee Responsibilities
A.   The Committee may, from time to time, adopt rules and regulations and prescribe forms and procedures for carrying out the purposes and provisions of the Plan. The Committee shall have the sole and final authority to designate Participants, determine Awards, designate the Plan Year, determine Financial Goals and other goals, determine Final Value of Awards, and answer all questions arising under the Plan, including questions on the proper construction and interpretation of the Plan. Any interpretation, decision or determination made by the Committee shall be final, binding and conclusive upon all interested parties, including the Corporation and its Subsidiaries, Participants and other employees of the Corporation or any Subsidiary, and the successors, heirs and representatives of all such persons. The Committee shall use its best efforts to ensure that Awards to Covered Employees under the Plan qualify as “performance-based compensation” for purposes of Code section 162(m).
B.   Subject to the express provisions of the Plan and within the first ninety (90) days of a calendar year (or such time as may be permitted for Awards paid for such year to be treated as performance-based compensation under Code section 162(m)), the Committee shall in writing:
1.         Designate the Plan Year which shall begin on the first day of such year.
2.         Designate the Participants for each such Plan Year.
3.         Establish the Financial Goals or other goals for the Corporation, designated Subsidiaries and Business Units and Participants for each such Plan Year.
4.         Establish the method of calculating the Final Value of each Award.
5.         Authorize management (a) to notify each Participant that he has been selected as a Participant and to inform him of the Financial Goals or other goals that have been established for such Plan Year and (b) to obtain from him such agreements and powers and designations of beneficiaries as it shall reasonably deem necessary for the administration of the Plan.
C.   During any Plan Year, the Committee may, if it determines that it will promote the purpose of the Plan, designate as additional Participants any employees of the Corporation and its Subsidiaries who have been hired, transferred or promoted into a position eligible for participation in the Plan. The individual’s designation as a Participant shall be subject to the same restrictions, limitations, Financial Goals or other goals and other conditions as those held by other Participants for the same Plan Year and their participation may be made retroactive to the first day of such Plan Year.

D.   During any Plan Year, the Committee may, if it determines it will promote the purpose of the Plan, revoke the Committee’s prior designation of an employee as a Participant under the Plan for a Plan Year.
E.   For Participants other than Covered Employees subject to Section 5A, the Committee may revise the Financial Goals or other goals for any Plan Year to the extent the Committee, in the exercise of its absolute discretion, believes necessary to achieve the purpose of the Plan in light of any unexpected or unusual circumstances or events, including, but not limited to, changes in accounting rules, accounting practices, tax laws and regulations, or in the event of mergers, acquisitions, divestitures, unanticipated increases in Federal Deposit Insurance premiums, and extraordinary or unanticipated economic circumstances.
F.   The Committee may delegate any of its responsibilities under this Plan to such members of management of the Corporation as the Committee shall select, provided that no such delegation shall be made that has the effect of causing an Award to a Covered Employee to fail to qualify as “performance-based compensation” for purposes of Code section 162 (m).
Section 5.       Goals
A.   Financial Goals for Covered Employees
This Section 5A applies to each Participant who the Committee expects to be a Covered Employee and any other Participant, as determined by the Committee in its discretion. For each Plan Year, the Committee shall establish for each Participant who is expected to be a Covered Employee and, at the Committee’s discretion, for any other Participant one or more Financial Goals. These Financial Goals may be established in any manner the Committee deems appropriate, including achievement on an absolute or a relative basis as compared to peer groups or indexes, and these goals may be established as multiple goals or as alternative goals. The Committee shall determine the Final Value of each Award as a specified percent of the Participant’s Base Wages based on the attainment of such Financial Goals for the Plan Year. The Committee shall fix a minimum Financial Goal for the Plan Year, and the Final Value of an Award shall be equal to zero if the minimum Financial Goal is not achieved. The Committee may also fix a maximum Financial Goal and such other Financial Goals which fall between the maximum and minimum Financial Goals as the Committee shall deem appropriate, with corresponding Final Values for such Awards with respect to the Corporation. Subject to Section 6B, Awards will be determined based upon achieving or exceeding the Financial Goals set by the Committee, and the Committee may establish Financial Goals with the expectation and understanding that the Committee nevertheless will reduce a Covered Employee’s Award based on the achievement of such Financial Goals in accordance with Section 6B to a level commensurate with a Covered Employee’s achievement of other goals set by the Committee. Straight line interpolation will be used to calculate Awards when performance falls between any two specified Financial Goals. In determining whether any Financial Goal has been satisfied, the Committee may exclude any or all extraordinary items (as determined under U.S. generally accepted accounting principles), and any other unusual or non-recurring items, including but not limited to, charges or costs associated with restructurings of the Corporation, discontinued operations and the cumulative effects of accounting changes. In addition, the Committee may adjust any Financial Goal for a Plan Year as it deems equitable to recognize unusual or non-recurring events affecting the Corporation, changes in tax laws or accounting procedures and any other factors as the Committee may determine (including adjustments that would result in the Corporation’s payment of non-deductible compensation). The Committee shall identify any such exclusions and adjustments which the Committee will use to determine whether a Financial Goal has been satisfied by a Covered Employee when the Committee sets the related Financial Goals. No Participant may receive an Award in excess of $5 million for any given Plan Year.
B.   Goals for Other Participants
For each Plan Year, the Committee may establish for each Participant (other than a Participant who is expected to be a Covered Employee) goals in addition to or in lieu of any Financial Goals established under Section 5A based on the performance of the Corporation, a Subsidiary, a Business Unit or the individual or any combination of the foregoing. These goals may be established based on a combination of financial measurements and non-financial measurements that are deemed to further corporate objectives, including such measurements as business unit net income, revenue growth, budget management, achievement of talent management objectives, achievement of corporate objectives, individual objectives, and service quality. Straight line interpolation will be used to calculate Awards when results fall between any two specified goals established under this Section 5B. No Participant may receive an Award in excess of $5 million for any given Plan Year.
Section 6.       Payment of Awards
A.   Promptly after the date on which the necessary information for a particular Plan Year becomes available, the Committee, or such persons as the Committee shall designate, shall determine in accordance with Section 5 the extent to which the Financial Goals or other goals have been achieved for such Plan Year and authorize the cash payment of the Final Value of an Award, if any, to each Participant. The Committee shall review and ratify the Award determinations and shall certify such

Award determinations in writing. Payment of Awards shall be made in the year following the relevant Plan Year and as soon as practical after the certification of Awards by the Committee, but no later than March 15 of the year following the Plan Year to which the Award relates. Each Award shall be paid in cash after deducting the amount of applicable Federal, state, and local withholding taxes of any kind required by law to be withheld by the Corporation. All Awards, whether paid currently or paid under any plan which defers payment, shall be payable out of the Corporation’s general assets. Each Participant’s claim, if any, for the payment of an Award, whether made currently or made under any plan which defers payment, shall not be superior to that of any general and unsecured creditor of the Corporation. If an error or omission is discovered in any of the determinations, the Committee shall cause an appropriate equitable adjustment to be made in order to remedy such error or omission.

B.   Notwithstanding the terms of any Award and the achievement of any Performance Goals, the Committee in its sole and absolute discretion may reduce the amount of the Award payable to any Participant for any reason, recognizing on the one hand that the Committee may establish Financial Goals with the expectation and understanding that the Committee nevertheless will reduce a Covered Employee’s Award based on the achievement of such Financial Goals in accordance with this Section 6B to a level commensurate with a Covered Employee’s achievement of other goals set by the Committee and recognizing on the other hand that the Committee may determine (among other things) that the Financial Goals or other goals underlying an Award had become an inappropriate measure of achievement for a Participant, that there was a change in the Participant’s employment status, position or duties or in the Committee’s expectation of his or her level of performance or that the Participant was working for less than the entire Plan Year.
C.   In accordance with the terms set forth in the SunTrust Banks, Inc. Deferred Compensation Plan, a Participant may elect to defer receipt of a portion of his Award, if any, for each Plan Year, and any such election shall be made in accordance with the procedures and limits established under such deferred compensation plan.

Section 7.       Participation for Less Than a Full Plan Year
A.   Except as otherwise provided in this Section 7 or in Section 8 or except as otherwise announced by the Committee, an Award to a Participant shall be forfeited if the Participant’s Employment terminates during the Plan Year to which the Award relates or during the period January 1 through the last day of February of the year immediately following the end of the Plan Year to which the Award relates. If a Participant terminates Employment during the period January 1 through the last day of February of the year immediately following the end of the Plan Year to which an Award relates, and if such termination of Employment is because of his death, his disability as described in Section 7C, or his early or normal retirement or a reduction in force which results in a severance benefit payment as described in Section 7D, then the Committee shall waive the Employment condition and authorize the payment of the Award to the Participant based on the Final Value, if any, of his Award, unless the Committee in its discretion feels the Award should be forfeited. No payment is due the Participant for any forfeited Award.
B.   If a Participant’s Employment terminates prior to the end of any Plan Year on account of his death, the Committee shall waive the Employment condition and shall authorize the payment of an Award on behalf of such Participant in accordance with Section 10B at the end of such Plan Year based on the Proportionate Final Value, if any, of his Award, unless the Committee in its discretion feels the Award should be forfeited.
C.   If a Participant’s Employment terminates prior to the end of any Plan Year on account of disability under a long-term disability plan maintained by the Corporation or a Subsidiary, the Committee shall waive the Employment condition and shall authorize the payment of an Award to such Participant at the end of such Plan Year based on the Proportionate Final Value, if any, of his Award, unless the Committee in its discretion feels the Award should be forfeited.
D.   If a Participant’s Employment terminates prior to the end of any Plan Year on account of his early retirement (age 55 plus 5 years of vesting service) or normal retirement (the later of age 65 or 5 years of vesting service) as determined under the terms of the SunTrust Banks, Inc. Retirement Plan, or on account of a reduction in force which results in a severance benefit payment to the Participant pursuant to the terms of the SunTrust Banks, Inc. Severance Pay Plan or any successor to such plan, the Committee shall waive the Employment condition and shall authorize the payment of an Award to such Participant at the end of such Plan Year based on the Proportionate Final Value, if any, of his Award, unless the Committee in its discretion feels the Award should be forfeited.

Section 8.       Premature Satisfaction of Plan Conditions
A.   In the event a Change in Control occurs prior to the end of any Plan Year, the Committee shall waive any and all Plan conditions and shall authorize the payment of an Award immediately to each Participant based on the Termination Value, if any, of his Award; provided, however, if an Award is then subject to Code section 409A, the payment of such Award pursuant to this Section 8A shall not be made unless the Change in Control also constitutes, and such payment is made upon, a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation within the meaning of Code section 409A(a)(2)(A)(v).
B.   If a tender or exchange offer is made other than by the Corporation for shares of the Corporation’s stock and results in a “change of ownership or control” within the meaning of Code section 162(m) prior to the end of any Plan Year, the Committee may waive any and all Plan conditions and authorize, at any time after the change in ownership or control and within thirty (30) days following completion of such tender or exchange offer, the payment of an Award immediately to each Participant based on the Termination Value, if any, of his Award; provided, however, if an Award is then subject to Code section 409A, the payment of such Award pursuant to this Section 8B shall not be made unless the tender or exchange offer also constitutes, and such payment is made upon, a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation within the meaning of Code section 409A(a)(2)(A)(v).
C.   A Plan Year for an Award shall terminate upon the Committee’s authorization of the payment of such Award during such Plan Year pursuant to this Section 8 and no further payments shall be made for such Plan Year with respect to such Award.
D.   If vesting of an Award is contingent on the Participant’s Employment during the period January 1 through the last day of February of the year immediately following the end of the Plan Year to which an Award relates, and if a Change in Control occurs during that period or if a tender or exchange offer is made by another corporation during that period, as described in Section 8A or 8B above, the Committee shall, in the event of such Change in Control, or may, at any time after the change in ownership or control and within thirty (30) days following completion of such tender or exchange offer, authorize the payment, at Final Value, of all outstanding Awards to Participants in Employment on the last day of the Plan Year to which the Awards relate. If any Award payable under this Section 8D is then subject to Code section 409A, no payment shall be made unless the Change in Control or such tender or exchange offer, as applicable, also constitutes, and such payment is made upon, a change in the ownership or effective control of the Corporation or in the ownership of a substantial portion of the assets of the Corporation within the meaning of Code section 409A(a)(2)(A)(v).
Section 9.    Recovery of Awards
By accepting an Award, each Participant agrees to return to the Corporation (or agree to the cancellation of) all or a portion of any Awards, both paid and unpaid, previously granted to such Participant under the Plan (including forfeiture of amounts voluntarily deferred into the SunTrust Banks, Inc. Deferred Compensation Plan) based upon a determination made by the Committee pursuant to Subsections A and B below. The Committee shall impose a clawback authorized below only to the extent determined appropriate by the Committee. All determinations by the Committee shall be final and binding. All reference to the “Committee” in this Section 9 shall include the Committee and the Committee’s designee..
A.Miscalculation of Performance Metric. If the Committee determines that a financial metric upon which an Award was based was calculated incorrectly, whether or not the Corporation is required to restate its financial statements and without regard to whether such miscalculation was due to fraud or intentional misconduct, the Committee may require reimbursement of all or part of an Award previously paid to a Participant (including forfeiture of amounts voluntarily deferred into the SunTrust Banks, Inc. Deferred Compensation Plan) and/or authorize the cancellation of unpaid Awards in the amount by which any such Award exceeded a lower payment that would have been made based on the restated financial results. In addition, the Awards are subject to the clawback requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and implementing rules and regulations thereunder, (ii) similar rules under the laws of other jurisdictions and (iii) policies adopted by the Corporation to implement such requirements, all to the extent determined by the Committee in its discretion to be applicable to any such Participant.

B.Detrimental Conduct. If the Committee in its sole discretion determines that a Participant has engaged in Detrimental Conduct, then such Participant will not be eligible to receive any Awards under the Plan and will be required to repay to the Corporation all or a portion of the Awards previously paid (including forfeiture of amounts voluntarily deferred into the SunTrust banks, Inc. Deferred Compensation Plan) and/or will be subject to cancellation of unpaid Awards to the extent determined appropriate by the Committee. “Detrimental Conduct” means any one of the following: (1) the commission of an act of fraud or dishonesty in the course of the Participants employment; (2) improper conduct by the Participant including, but not limited to, fraud, unethical conduct, falsification of the Corporation’s records, unauthorized removal of Corporation property or information, theft, violent acts or threats of violence, unauthorized possession of controlled substances on the property of the Corporation, conduct causing reputational harm to the Corporation or its clients, or the use of Corporation property, facilities or services for unauthorized or illegal purposes; (3) the improper disclosure by the Participant of proprietary, privileged or confidential information of the Corporation or a Corporation client or former client or breach of a fiduciary duty owed to the Corporation or a Corporation client or former client; (4) the commission of a criminal act by the Participant, whether or not performed in the workplace, that constitutes a felony or a crime of comparable magnitude under applicable law as determined by the Corporation in its sole discretion, or that subjects, or if generally known, would subject the Corporation to public ridicule or embarrassment; (5) the commission of an act or omission which causes the Participant or the Corporation to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which the Corporation is a member, including statutory disqualification; (6) the Participant's failure to perform the duties of Participant's job which are set forth in Participant's written job description, written operating policies, inBalance goals or other written document available to Participant and which in each case SunTrust views as being material to Participant's position and the overall business of SunTrust under circumstances where such failure is detrimental to the Corporation; (7) the material breach of a written policy applicable to employees of the Corporation including, but not limited to, the SunTrust Code of Business Conduct and Ethics; (8) an act or omission by the Participant which results or is intended to result in personal gain at the expense of the Corporation; or (9) an other act or omission which constitutes “cause” as that term is defined in an applicable offer letter or other applicable employment agreement between the Corporation and the Participant.
Section 10.       Non-Transferability of Rights and Interests
A.   A Participant may not alienate, assign, transfer or otherwise encumber his rights and interests under this Plan and any attempt to do so shall be null and void.
B.   In the event of a Participant’s death, the Committee shall authorize payment of any Award due a Participant under Section 7B to the Participant’s designated beneficiary as specified or, in the absence of such written designation or its effectiveness, then to his estate. Any such designation may be revoked and a new beneficiary designated by the Participant by written instrument delivered to the Committee.
Section 11.       Limitation of Rights
Nothing in this Plan shall be construed to give any employee of the Corporation or a Subsidiary any right to be selected as a Participant or to receive an Award or to be granted an Award other than as is provided herein. Nothing in this Plan or any agreement executed pursuant hereto shall be construed to limit in any way the right of the Corporation or a Subsidiary to terminate a Participant’s employment at any time, without regard to the effect of such termination on any rights such Participant would otherwise have under this Plan, or give any right to a Participant to remain employed by the Corporation or a Subsidiary in any particular position or at any particular rate of remuneration.